Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Manhattan Associates, Inc. 2007 Stock Incentive Plan, as amended by the First and Second Amendments, of our reports dated February 23, 2011, with respect to the consolidated financial statements and schedule of Manhattan Associates, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Manhattan Associates, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Atlanta, Georgia
May 25, 2011